EXHIBIT 5

S.O.C.O. ENTERPRISES
PARTNERSHIP BUY AND SELL AGREEMENT

AGREEMENT entered into this 1st day of September 2001, by and between THOMAS M. SALTSGIVER, 694 Ganderback Road, Hughesville, Pennsylvania; JAMES K. OVERSTREET, 315 Natlie Road, Phoenixville, Pennsylvania: TERRY J. CROCKER. 292 Plantation Drive, Titusville, Florida; and RICHARD E. O'NEILL, R. R. #5 -

Box 174, Muncy, Pennsylvania, hereinafter designated "PARTNERS".

WITNESSETH:

WHEREAS, the Partners are members of the Co-partnership' doing business under the firm name of S.O.C.O. ENTERPRISES, and

WHEREAS, the Partners are each the owners of an interest in said Partnership as follows:

THOMAS M. SALTSGIVER	43.75%
JAMES K. OVERSTREET	43.75%
TERRY J. CROCKER	6.25%
RICHARD E. O’NEILL	43.75%

And

WHEREAS, it is the desire of the Partners that upon the death of a Partner or his withdrawal from the

Partnership the remaining Partners shall continue the operation of said Partnership and be enabled to make payment of the fair value of the said Partner’s interest to him or his estate.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby and to so bind their respective heirs, personal representatives and assigns, the parties hereunto mutually covenant and agree as follows:

I. GENERAL AGREEMENT.

Each partner agrees not to sell, assign, transfer, convey, pledge or hypothecate any part of his partnership interest during his lifetime, unless the said interest first shall have been offered for sale and/or purchase to the other Partners as hereinafter provided.

S.O.C.O. AGREEMENT

II. INSURANCE

The Partnership may insure the lives of the Partners naming itself as beneficiary of each such policy. The Partnership shall have the right to take out additional insurance on the life of each such Partner whenever, in the opinion of the Partnership, additional insurance may be required to carry out the obligations of the Partnership. The Partnership shall pay all premiums on such life il1surance policies and shall be the sole owner of the policies issued to it and may apply to the payment of premiums any dividends declared and paid on the policies.

Upon the death of a Partner, the Partnership shall apply the proceeds from any such insurance upon his life to the purchase of his Partnership interests in accordance with the provisions hereinafter set forth.

Ill. RESTRICTION ON DISPOSITION.

If any Partner desires to sell. assign, transfer, convey, pledge, hypothecate or otherwise dispose of all or any part of his Partnership interest, he shall first offer the same for sale to the other Partners, by registered or certified mail by an instrument in writing, directed to the other Partners, addressed to them at the addresses designated herein, at a price to be determined as hereafter set forth. If said offer is not accepted by the other Partners within thirty [30] days of the mailing of same, the offeror shall have the right to solicit a firm offer to buy the shares owned by him from any other' person, firm or corporation subject to the obligation of the offeror to reoffer his interest in the partnership to the other Partners in the same manner hereinabove described, at the price offered by said other person, firm or corporation. If said reoffer is not accepted by the other Partners within thirty [30] days of the mailing of the same, the offeror shall have the right to sell his interest in the Partnership at the same price and terms as were set forth in his reoffer to the other Partners, discharged of this Agreement. Any interest in the Partnership not so disposed of shall once again become subject to the terms of this Agreement. If the other Partners accept the offer or reoffer, the purchase price shall be paid either on the terms offered in the reoffer notice or, at the option of the other Partners as hereinafter provided in the event of the death of a Partner. Each Partner shall be entitled to purchase a ratable share of the portion of the partnership so offered. The ratable share of each such Partner shall be a fraction, the numerator of which is the percentage of the Partnership owned by such Partner and the denominator of which is the percentage of the Partnership owned by all of the Partners purchasing the interest so offered. Any portion not so purchased shall be allocated pro-rata among the other Partners desiring to purchase same. N no event may the Partners elect to purchase less than all of the portion of the Partnership offered by the offeror.

IV. DEATH.

In the event of the death of a Partner, the personal representative of the deceased Partner shall sell and the surviving Partners shall purchase all of the interest of the deceased Partner in the Partnership. The portion of the Partnership to be so purchased shall be allocated and purchased pro-rata by the surviving Partners (as more specifically described in Paragraph III hereof).

S.O.C.O. AGREEMENT
V. ALLOCATION OF PROFIT AND LOSS.

Pending the transfer of a Partnership interest to the continuing or surviving Partners, the Partnership income shall be allocable to and Partnership losses shall be chargeable to the continuing Partners from the date the continuing Partners accept the withdrawing Partner’s offer to sell or, in the event to the death of a Partner, from the date of such Partner’s death.

VI. VALUE OF PARTNERSHIP INTEREST.

The purchase price of a Partner’s interest in the Partnership shall be an amount equal to the respective Partner’s Capital Account. The value of the Capital Account shall be its book value as of the end of the month immediately preceding the death of a partner or, in the event of an offer to sell, immediately preceding the month in which such offer is received. Capital Account value shall be determined by the then accountant for the Partnership in accordance with generally accepted accounting standards consistently applied; provided, however, that the Capital Account value shall be adjusted upwards or downwards, to reflect the fair market value of any real estate owned by the Partnership as of such date.

The fair market value of the real estate owned by the Partnership shall be determined by a qualified real estate appraiser mutually acceptable to the parties whose determination shall be final and binding upon the Parties. If the parties are unable to agree on a qualified real estate appraiser, such value shall be settled and finally determined by arbitration. In such event, the selling Partner or the estate of the deceased Partner shall choose one such arbitrator; the remaining or surviving Partners shall choose a second arbitrator and those arbitrators so chosen shall choose a third arbitrator. The decision of a majority of the said there (3) arbitrators shall be final and binding on the parties.

VII. CLOSING.

The closing of any sale provided for in this Agreement shall be held ninety (90) days after the event giving rise to the obligation of the Partners to purchase, at the principal office of Muncy Homes, Inc., or at such other time and place as is mutually convenient to the parties. At such time, the buying Partners shall tender the purchase price as hereinafter provided and the selling Partner or his estate shall tender an assignment of his Partnership interest together with such deeds, bills of sale and other documents reasonable deemed necessary to fully transfer title to the assets of the Partnership, free and clear of all liens and encumbrances.

The purchase price shall be paid as follows:

A. At closing, an amount equal to ten (10%) per cent of the purchase price shall be paid, in cash or by certified check. The balance of the purchase price shall be paid in nine (9) equal annual installments, commencing one (1) year from the closing date (the “Anniversary Date”) together with interest on the unpaid principal balance at the listed Wall Street Journal Prime Rate as of the respective anniversary date. In the event of the death of a Partner, the proceeds of any life insurance owned by the Partnership on his life shall be paid toward the purchase price on the closing date and the remaining unpaid

S.O.C.O. AGREEMENT

balance shall be paid ratably in nine (9) equal annual installments as aforesaid. In the event the life insurance proceeds exceed the purchase price, the excess shall be paid to the surviving Partners in proportion to their partnership interest immediately after the closing date.

B. The unpaid portion of the purchase price shall be evidenced by a series of nine (9) promissory notes setting forth the terms stated herein and providing for an acceleration of payment on all notes and for the confession of judgment on all notes in the event of a default of payment under any note. All said notes shall be executed by all of the purchasing or surviving Partners all of whom shall be jointly and severally liable thereon.

VIII. COLLECTION OF INSURANCE PROCEEDS.

Upon the death of a Partner, the Partnership shall collect the proceeds of any and all policies of life insurance held by it on the life of such deceased Partner and shall tender the net proceeds thereof at closing as herein above provided.

IX. DISTRIBUTION OF INSURANCE POLICIES.

In the event of the termination of this Agreement or in the event a Partner sells his Partnership interest, each said Partner shall have the right to purchase the policies on his life from the Partnership for an amount equal to its interpolated terminal reserve value as of the respective effective date.

X. TERMINATION OF AGREEMENT.

This agreement shall terminate upon:

A. The written agreement of all of the Partners to that effect.
B. The Partnership ceasing to do business or its insolvency, bankruptcy or dissolution.

XI. AMENDMENT.

The Partners, by unanimous agreement, may alter, amend, revoke or terminate this Agreement in whole or in Part at any time, by their joint instrument in writing to that effect.

XII. INSURANCE COMPANY.

An insurance company or companies which has issued or shall issue a policy or policies deposited hereunder shall have no obligation to see to the performance of the terms, covenants and condition of this Agreement, but shall be bound only to act in accordance with the terms of any policy or policies which it has issued or may issue and shall have no liability except in accordance with the contract obligations as provided in said policies.

S.O.C.O. AGREEMENT

XIII.   BINDING ON PARTNERS.

This Agreement shall be binding upon the Partners, their heirs, executors, administrators and assigns and they do agree for themselves, their heirs, executors, administrators and assigns to execute any instruments and perform any acts necessary to effectuate this Agreement and its purposes.

XIV. PENNSYLVANIA LAW.

This Agreement shall be governed and construed by the Laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

WITNESS:

/s/ William Huber	/s/ Thomas M. Saltsgiver
William Huber	Thomas M. Saltsgiver - Partner

/s/ Margaret Ansenich	/s/ James K. Overstreet
Margaret Ansenich	James K. Overstreet - Partner

/s/ William Huber	/s/ Terry J. Crocker
William Huber	Terry J. Crocker - Partner

/s/ William Huber	/s/ Richard E. O’Neill
William Huber	Richard E. ONeill - Partner